EXHIBIT 10.17

                           CONSULTING AGREEMENT

     This Agreement (the "Agreement"), entered into effective the 11th of July, 2003, is by and between NMXS.com, Inc., a Delaware corporation (the "Company"), and Brian McGowan (the "Consultant").

                                 RECITALS:

     WHEREAS, the Consultant and the Company desire to establish an agreement concerning Services (as defined herein) previously and to be performed by the Consultant for the Company, and Compensation (as defined herein) to be paid by the Company to the Consultant;

     WHEREAS, on or about December 15, 2002, the parties entered into a consulting agreement which provided for furnishing services through December 31, 2003, and which provided for compensation of 2,000,000 shares of common stock (the "Prior Agreement");

     WHEREAS, pursuant to the terms of the Prior Agreement the Company issued 1,500,000 shares of restricted common stock and 500,000 shares of registered common stock to the Consultant (the "Prior Agreement
Compensation");

     WHEREAS, the parties desire to have this Agreement supercede the Prior Agreement by extending the term of engagement and increasing the Compensation;

     WHEREAS, during third quarter ended September 30, 2003, the Company issued 250,000 shares of registered common stock (the "Third Quarter Compensation") for services performed by the Consultant in connection with the settlement of outstanding obligations of the Company;

     WHEREAS, during fourth quarter ending December 31, 2003, the Company issued an additional 250,000 shares of registered common stock (the "Fourth Quarter Compensation") for services performed by the Consultant in connection with the settlement of outstanding obligations of the Company; and

     WHEREAS, the Consultant and Company desire that this Agreement shall modify the compensation paid under the Prior Agreement and incorporate compensation granted for related services, as well as establish the continuing stock-based compensation under this Agreement.


     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Engagement of Consultant. The Company hereby engages the Consultant to perform the following services (the "Consulting Services") as an independent contractor for the Company and any of its wholly owned subsidiaries for a period of five years from the date of this agreement: advise the company's CEO on business strategy; formulate marketing ideas and plans; and introduce the Company to companies and individuals in various markets with regard to the Company's business, products, and services.

     2. Compensation and Expenses. As consideration for performing the Consulting Services, the Company shall provide to Consultant the following
Compensation:

          2.1 Expenses. Reimburse Consultant for reasonable, actual, and necessary travel expenses of Consultant where authorized by Company and appropriate documentation of such expenses are provided by the Consultant to the Company (the "Reimbursement Compensation");

          2.2 Stock-Based Compensation. As Compensation under this Agreement, the Company shall compensate the Consultant with 5,500,000 shares at an agreed price of $.06 per share under the following terms and conditions:

               (a) The 1,500,000 restricted shares of common stock issued to Consultant as part of the Prior Agreement Compensation shall be retained by Consultant as prepaid compensation for services to be rendered under this Agreement for the third and fourth quarters of 2004, and for each of the quarters of 2005, at the rate of 250,000 per quarter, and shall be credited toward the Compensation to be paid to Consultant pursuant to this
Section 2.2.

               (b) The 500,000 registered shares of common stock issued to Consultant as part of the Prior Agreement Compensation shall be retained by Consultant as prepaid compensation for services to be rendered under this Agreement for the first and second quarters of 2006 at the rate of 250,000 shares per quarter, and shall be credited toward the Compensation to be paid to Consultant pursuant to this Section 2.2;

               (c) The 250,000 registered shares issued as Third Quarter Compensation shall be retained by Consultant but shall be credited toward the Compensation to be paid to Consultant pursuant to this Section 2.2;

               (d) The 250,000 registered shares issued as Fourth Quarter Compensation shall be retained by Consultant but shall be credited toward the Compensation to be paid to Consultant pursuant to this Section 2.2 and shall not vest until December 31, 2003; and

               (e) The Company shall issue 250,000 per quarter for the first and second quarters of 2004, for the third quarter of 2006, and for each quarter thereafter during the initial term of this Agreement.

     3. Term. The term of this Agreement shall be begin on 7/11/2003, and shall terminate on 12/31/2008, unless extended in writing by the parties.

4.   Termination.

          4.1 Termination Due To Death. Consultant's engagement with the Company and this Agreement shall terminate immediately upon Consultant's death. If Consultant's employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to reimbursement pursuant to Section 2.1 for any outstanding reasonable expenses Consultant incurred or paid in performing hereunder and full and immediate vesting of all outstanding unvested shares issued to Consultant pursuant to Section 2.3.

          4.2 Termination Due To Disability. The Company may terminate Consultant's engagement at any time if Consultant becomes disabled, upon written notice by the Company to Consultant. For all purposes under this Agreement, "Disability" shall mean that Consultant, at the time the notice is given, has been unable to perform his duties under this Agreement for a period of not less than thirty (30) days during any ninety-day period as a result of Consultant's incapacity due to physical or mental illness. If Consultant's employment is terminated due to his Disability, he shall be entitled to reimbursement pursuant to Section 2.1 for any outstanding reasonable expenses Consultant incurred or paid in performing hereunder and full and immediate vesting of all outstanding unvested shares issued to Consultant pursuant to Section 2.3.

          4.3 Termination for Cause. The Company may terminate Consultant's engagement at any time for Cause, provided that the Company gives written notice of termination to Consultant as set forth below. If Consultant's employment is terminated for Cause, as defined below, he shall be entitled to reimbursement pursuant to Section 2.1 for any outstanding reasonable expenses Consultant incurred or paid in performing hereunder

               For purposes of this Agreement, a termination for "Cause" shall mean: (i) the final conviction of Consultant of, or Consultant's plea of guilty or nolo contendere to, any felony involving moral turpitude,
(ii) fraud, misappropriation or embezzlement by Consultant in connection with Consultant's duties to the Company, or (iii) Consultant's willful failure or misconduct in the performance of his duties to the Company.

               If the Company exercises its right to terminate the Consultant for Cause, the Company shall: (1) give the Consultant written notice of termination at least ten (10) days before the date of such termination specifying in detail the conduct constituting such Cause, and
(2) deliver to the Consultant a copy of a resolution duly adopted by a majority of the entire membership of the Board, excluding interested directors, after reasonable notice to Consultant and an opportunity for Consultant to be heard in person by members of the Board, finding that the Consultant has engaged in such conduct.

          4.4 Termination By the Company Without Cause or Constructive Termination Without Cause. The Company may terminate the Consultant's engagment at any time without Cause, provided that it gives written notice of termination at least thirty (30) days before the date of such termination. If the Consultant's service is terminated by the Company without Cause, or if there is a Constructive Termination Without Cause, as defined below, the Consultant shall be entitled to receive from the Company the following reimbursement pursuant to Section 2.1 for any outstanding reasonable expenses Consultant incurred or paid in performing hereunder and full and immediate vesting of all outstanding shares issued to Consultant pursuant to Section 2.3.

               For purposes of this Agreement, "Constructive Termination Without Cause" shall mean a termination of Consultant at his own initiative following the occurrence, without the Consultant's prior written consent, of any material breach of this Agreement by the Company not on account of Cause.

               In the event the Consultant is terminated by the Company without Cause or there is a Constructive Termination Without Cause, each party shall provide the other with written notice not less than thirty (30) days before the effective date of the termination of employment.

          4.5 Voluntary Termination. If the Consultant voluntarily terminates his service on his own initiative for reasons other than his death, Disability, or Constructive Termination Without Cause, he shall be entitled to reimbursement pursuant to Section 2.3 for any outstanding reasonable expenses Consultant incurred or paid in performing hereunder.
If the Consultant so terminates his services during the first year of this Agreement, he shall pay to the Company a termination fee $20,000; if during the second year a termination fee of $15,000; if during the third year a termination fee of $10,000; if during the fourth year a termination fee of $5,000; and if during the fifth year a termination fee of $2,500. Consultant may voluntarily resign his engagement and terminate the Agreement at any time by providing fifteen (15) days notice to the Company.

          Termination of Consulting Agreement dated December 15, 2002. The parties agree that this Agreement supercedes the prior agreement between the Consultant and Company dated December 15, 2002, and that all shares issued pursuant to that agreement will be applied to the total Compensation of the Consultant.

     5.   Covenants of the Consultant.

          5.1 Confidential Information. The Consultant recognizes and acknowledges that certain information, including, but not limited to, information pertaining to the financial condition of the Company, its systems, methods of doing business, agreements with customers or suppliers, or other aspects of the business of the Company or which are sufficiently secret to derive economic value from not being disclosed (hereinafter "Confidential Information") may be made available or otherwise come into the possession of the Consultant by reason of his services performed for the Company. Accordingly, the Consultant agrees that he will not (either during or after the term of this Agreement) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to his personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of the Company. The Consultant shall, upon termination of this Agreement, return to the Company all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this subsection 5(a),

Consultant's obligations under this subsection shall not, after termination of this Agreement, apply to information which has become generally available to the public without any action or omission of the Consultant (except that any Confidential Information which is disclosed to any third party by an employee or representative of the Company who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this subsection).

          5.2 Records. All files, records, memoranda, and other documents regarding former, existing, or prospective customers of the Company or relating in any manner whatsoever to Confidential Information or the business of the Company (collectively the "Records"), whether prepared by the Consultant or otherwise coming into his possession, shall be the exclusive property of the Company. All Records shall be immediately placed in the physical possession of the Company upon the termination this Agreement, or at any other time specified by the Company. The retention and use by the Consultant of duplicates in any form of Records after termination of this Agreement is prohibited.

     6. Nature of Relationship. The parties intend that Consultant be an independent contractor and not an agent or employee of the Company. The Company shall not provide office space or office materials to Consultant to provide the services set forth in this Agreement. Except for the compensation to be provided herein, Consultant shall not be entitled to any of the benefits provided by the Company to its employees. Consultant shall be responsible for and shall pay any and all state, federal, or local taxes on compensation paid to the Consultant hereunder.

     7. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supercedes all prior and contemporaneous agreements, representations, and understandings of the parties, including, but not limited to, any previous agreements, oral or written. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

     8. Notices. All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing addressed tot he other party at the address set forth below and shall be conclusively deemed to have been duly given when:

          Hand-delivered to the other party; or

          Received when sent by telex or facsimile at the address and number set forth below; the next business day after same have been deposited with a national overnight delivery service, shipping prepaid, addressed to the parties as set forth below with next-business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or three business days after mailing if mailed from within the continental United States by registered or certified mail, return receipt requested, addressed to the parties as set forth below.

               Consultant:  Brian McGowan
                            10421 Oakland NE
                            Albuquerque, NM   87111

               Company:     NMXS.com, Inc.
                            5041 Indian School Road NE
                            Albuquerque, NM  87110
                            Attn: President

     9. Dispute Resolution. The purpose and intent of the parties is to resolve their disputes expeditiously, and in a financially reasonable manner; and further that the parties will meet personally, and directly and in good faith to discuss how to proceed with dispute resolution and with that purpose and intent in mind. Any dispute between the parties to this Agreement or any other controversy or claim arising out of or relating to this Agreement or the breach thereof shall be submitted to and resolved by binding arbitration in Albuquerque, New Mexico. Such arbitration shall be conducted upon the request of any party, before a single arbitrator, selected by the parties or, failing agreement on a choice of an arbitrator within thirty (30) days of service of written demand for arbitration, by an arbitrator designated pursuant to the Uniform Arbitration Act, NMSA 44-7-1 et seq. Once the arbitrator is selected, but as a condition precedent to proceeding with arbitration, the parties shall engage on a good-faith best efforts basis (i) in direct fact-to-face negotiations, and failing resolution by negotiation, then (ii) mediation and, failing mediation, then
(iii) arbitration. Such arbitration shall be in accordance with the laws of the State of New Mexico and pursuant to the Uniform Arbitration Act, and subject to the Federal Rules of Civil Procedure as the arbitrator may determine. The arbitration shall be conducted within sixty (60) days of the selection of the arbitrator and the arbitrator shall render his or her decision within twenty (20) days after conclusion of the arbitration. The prevailing party in the arbitration shall be entitled as a part of the arbitration award to the costs and expenses (including reasonable attorney fees) of investigating, preparing, and pursuing or defending the arbitration claim as such costs and expenses are awarded by the arbitrator. The duty to pursue the foregoing dispute resolution provisions shall survive the termination or cancellation of this Agreement. Arbitration pursuant to the foregoing shall be specifically enforceable under prevailing arbitration law of the State of New Mexico. The decision of the arbitrator shall be final and binding upon the parties and enforceable in a court of competent jurisdiction.

     10. Assignment. Neither party to this Agreement may assign its or his rights or obligations hereunder without the prior written consent of the other party to this Agreement, except that the Company may assign this Agreement to any successor to the entire business of the Company pertaining to this Agreement without requiring approval of the Consultant.

     11. Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

     12. Effect of Headings. The subject headings of the sections and subsections of this Agreement are included for convenience only and will not affect the construction of any of its provisions.

     13. Drafting. This Agreement was drafted with the joint participation of the parties and/or their legal counsel. Any ambiguity contained in this Agreement shall not be construed against any party as the draftsman, but this Agreement shall be construed in accordance with its fair meaning.

     14. Binding on Successors. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

     15. Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect until the obligations of this Agreement have been fully satisfied.

     16. Governing Law. This Agreement will be construed in accordance with, and governed by, the laws of the State of New Mexico as applied in contracts that are executed and performed entirely in the State of New Mexico.

     17. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties, and that the invalid or unenforceable provision be severed herefrom only to the extent necessary to correct such invalidity or unenforceability.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year set forth below to be effective the day and year first above written.

NMXS.com, Inc.

By /s/ Richard Govatski                 /s/ Brian McGowan
   Richard Govatski, President          Brian McGowan

Date:  November 12, 2003                Date: November 12, 2003